Coopers & Lybrand [LOGO]





February 16, 1998




Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by NuWave Technologies, In. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company's Form 8-K report for the month of February 1998. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,



Coopers & Lybrand L.L.P.